                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         INSITUFORM TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          Krugman, Chapnick & Grimshaw
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         INSITUFORM TECHNOLOGIES, INC.
                         ------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 15, 1997
                         ------------------------------

                                                              Memphis, Tennessee
                                                                    June 6, 1997

TO THE HOLDERS OF COMMON STOCK
  OF INSITUFORM TECHNOLOGIES, INC.:

     The Annual Meeting of the Stockholders of Insituform Technologies, Inc. (the "Company") will be held at The New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York on Tuesday, July 15, 1997, at 10:00 A.M., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

          (1) To elect four Class II Directors of the Company for the ensuing three year term and until their respective successors are elected and have qualified; and

          (2) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on May 23, 1997 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

                                           By Order of the Board of Directors

                                           HOWARD KAILES
                                           Secretary

     You are cordially invited to attend the Meeting in person. If you do not expect to, please mark, sign and date the enclosed form of Proxy and mail in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                                PROXY STATEMENT

     This Proxy Statement, which will be mailed on or about June 6, 1997 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Insituform Technologies, Inc. for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held on July 15, 1997 and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive office is located at 1770 Kirby Parkway, Suite 300, Memphis, Tennessee 38138.

     At the close of business on May 23, 1997, the record date stated in the accompanying Notice, the Company had outstanding 26,916,294 shares of class A common stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of voting stock outstanding other than the Common Stock.

     A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality vote.

     Abstentions and broker non-votes (as hereinafter defined) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter. Accordingly, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on such matter.

                           I.  ELECTION OF DIRECTORS

     At the Meeting, stockholders will elect four directors denominated as Class II directors. This is in accord with the Company's certificate of incorporation which provides for the division of its Board of Directors into three classes with the term of office of the Class II directors expiring at the Meeting. Class III and Class I directors will be elected at the Annual Meeting of Stockholders of the Company to be held in 1998 and 1999, respectively. After the expiration of the term of each class, the stockholders will elect directors in each class to serve for a term of three years.

     Accordingly, four Class II directors will be elected at the Meeting, each to serve for three years and until a successor has been elected and has qualified. It is the intention of each of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of the four Class II nominees listed in the following table, unless otherwise instructed in such proxy. Each such nominee is presently serving as a director of the Company. The Company's Board of Directors has no reason to believe that any of the nominees listed in the following table will be unable or will decline to serve. In case any of the nominees is unable or declines to serve, the persons named in the accompanying form of proxy will vote the shares represented by such proxy for another person duly nominated by the Company's Board of Directors in such nominee's stead or, if no other person is so nominated, will vote such shares only for the remaining nominees.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS

     Certain information concerning the four nominees for election as Class II directors, and the other current directors of the Company, is set forth below. Such information was furnished by them to the Company:

  Nominees for Election:

          ROBERT W. AFFHOLDER (Class II director), age 61; Senior Executive Vice President of the Company since August 1996; Senior Vice President -- Chief Operating Officer of North American Contracting Operations of the Company from October 1995 to August 1996; Vice Chairman, Insituform Mid-America, Inc. ("IMA"), from 1993 to 1995; President of IMA from 1994 to 1995 and from prior to 1992 to 1993; Director of the Company since 1995.

          PAUL A. BIDDELMAN (Class II director), age 51; Treasurer, Hanseatic Corporation (private investment company) since 1992; Director: Celadon Group, Inc., Electronic Retailing Systems International, Inc., Premier Parks Inc., Petroleum Heat & Power Company, Inc., Oppenheimer Group, Inc., Star Gas Corporation (general partner of Star Gas Partners, L.P.); Director of the Company since 1988.

          DOUGLAS K. CHICK (Class II director), age 73; private investor since prior to 1992; consultant to the Company from 1991 to 1994; Director of the Company since 1990.

          STEVEN ROTH (Class II director), age 55; General Partner, Interstate Properties (real estate development and construction) since prior to 1992; Chairman and Chief Executive Officer, Vornado Realty Trust (real estate operating company) since 1990; Chief Executive Officer of Alexander's, Inc. since 1995; Director: Vornado Realty Trust, Alexander's, Inc.; Director of the Company since 1992.

  Other Directors Whose Term of Office Will Continue After the Meeting:

          BRIAN CHANDLER (Class III director), age 71; private investor since prior to 1992; consultant to the Company from prior to 1992 to 1994; Director of the Company since 1987.

          WILLIAM GORHAM (Class I director), age 66; President, The Urban Institute (government policy research) since prior to 1992; Director of the Company since 1992.

          ANTHONY W. HOOPER (Class III director), age 49; President and Chief Executive Officer of the Company since November 1996; Senior Vice President Marketing and Senior Vice President -- Marketing and Technology of the Company, successively, from 1993 to November 1996; President of Huyck Formex/Weavexx Corporation (equipment manufacturer), a subsidiary of BTR, Inc., from 1992 to 1993; Director of the Company since 1996.

          JEROME KALISHMAN (Class III director), age 69; Chairman of the Board of the Company since November 1996; Vice Chairman of the Board of the Company from October 1995 to November 1996; Chairman and Chief Executive Officer of IMA from prior to 1992 to 1995; Director of the Company since 1995.

          JAMES D. KRUGMAN (Class III director), age 49; Partner, Krugman Chapnick & Grimshaw LLP (attorneys) since prior to 1992; Chairman of the Board of the Company from 1988 to November 1996; Director: Hayward Industries, Inc.; Director of the Company since 1987.

          ALVIN J. SITEMAN (Class I director), age 69; Chairman of Mark Twain Bancshares, Inc. since prior to 1992, merged into Mercantile Bancorporation, Inc., then Chairman of Mercantile Bank of St. Louis since May 1997; President of Flash Oil Corporation, Site Oil Company of Missouri and The Siteman Organization (oil and real estate) since prior to 1992; Director of the Company since 1995.

          SILAS SPENGLER (Class I director), age 66; Managing Director, Webb Johnson Associates, Inc. (executive recruiter) since January 1997; Principal, Sullivan Associates, Inc. (board of directors search firm) from 1994 until 1997; Partner, Reid & Priest (attorneys) from 1992 to 1994; Partner, Spengler Carlson Gubar Brodsky & Frischling (attorneys) through 1992; Director of the Company since 1987.

          SHELDON WEINIG (Class I director), age 69; Adjunct Professor at Columbia University since 1994 and at State University of New York, Stony Brook, since 1993; Consultant, Sony Engineering and Manufacturing of America from 1994 to 1996, and Vice Chairman from prior to 1992 to 1994;
     Director: Aseco Corporation, Intermagnetics General Corporation; Director of the Company since 1992.

          RUSSELL B. WIGHT, JR. (Class III director), age 58; General Partner, Interstate Properties (real estate development and construction) since prior to 1992; Director: Vornado Realty Trust, Alexander's, Inc.; Director of the Company since 1992.

     In December 1992, in connection with the Company's acquisition (the "IGL Acquisition") of Insituform Group Limited ("IGL"), the Company's certificate of incorporation was amended so as to divide the Board of Directors of the Company into three classes, as equal in size as possible, having staggered three-year terms, with the term of one class expiring each year, and to fix the number of directors of the Company at not less than six nor more than 15, the exact number to be specified in the By-laws of the Company.

     In October 1995, in connection with the transaction pursuant to which the Company's wholly-owned subsidiary, ITI Acquisition Corp. ("ITI Sub"), merged into and with IMA so that IMA became a wholly-owned subsidiary of the Company (the "IMA Merger"), the Company's certificate of incorporation was further amended to replace certain other terms added in connection with the IGL Acquisition and provide for the appointment of directors and filling of vacancies on the Board as contemplated by the Agreement and Plan of Merger dated as of May 23, 1995 among the Company, ITI Sub and IMA (the "IMA Merger Agreement"). Pursuant to the IMA Merger Agreement, the Board of Directors includes: Messrs. Affholder, Biddelman, Chick and Roth, for a term expiring at the 1997 annual meeting of stockholders of the Company ("Class II Directors"); Messrs. Chandler, Kalishman, Krugman and Wight for a term expiring at the 1998 annual meeting of stockholders of the Company ("Class III Directors"); and Messrs. Gorham, Siteman, Spengler and Weinig, for a term expiring at the 1999 annual meeting of stockholders of the Company ("Class I Directors"). Such directors are grouped as follows: (i) Messrs. Biddelman, Chandler, Chick, Krugman and Spengler constitute the "INA Group"; (ii) Messrs. Gorham, Roth, Weinig and Wight constitute the "IGL Group"; and (iii) Messrs. Affholder, Kalishman and Siteman constitute the "IMA Group." The members of the INA Group and the IGL Group were directors of the Company prior to the IMA Merger, and the IMA Group was designated for appointment by IMA. The Company has further agreed that during the period from the consummation of the IMA Merger until December 9, 1998 (the "Term"), the Company will nominate and recommend for re-election to its Board of Directors, upon expiration of their terms, the Class I Directors, the Class II Directors and the Class III Directors. If, during the Term, any director resigns or is unable to serve for any reason, such vacancy will be filled with a designee chosen by the remaining members of that director's group, and thereafter the Company will nominate and recommend such designee for election to the Board of Directors of the Company.

     In November 1996, Mr. Hooper was appointed to the vacancy on the Board created by the resignation of Jean-Paul Richard, who had served as a Class III Director but was not designated as part of any director's group in accordance with the foregoing.

     No family relationship exists between any of the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     During the year ended December 31, 1996, the Board of Directors of the Company held nine meetings, and took action by unanimous written consent on three occasions. No current director attended fewer than 75% of the aggregate number of meetings of the Board of Directors of the Company and meetings of committees of the board on which such person served which were held during the period that he served.

     During the year ended December 31, 1996, the members of the Audit Committee of the Board of Directors of the Company were Silas Spengler, Sheldon Weinig and Jerome Kalishman. The Audit Committee is responsible for overseeing that management fulfills its responsibilities in connection with the preparation of the consolidated financial statements of the Company and its subsidiaries. The committee's functions include making recommendations to the board regarding the engaging and discharging of the Company's independent auditors, reviewing with the independent auditors the plan and the results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving the professional services provided by the independent auditors, reviewing the independence of the independent auditors, and reviewing the adequacy of the Company's system of internal accounting controls. During the year ended December 31, 1996, the Audit Committee held one meeting. In January 1997, the Audit Committee was reconstituted to consist of Robert W. Affholder, Alvin J. Siteman and Silas Spengler.

     During the year ended December 31, 1996, the members of the Compensation Committee of the Board of Directors of the Company were Paul A. Biddelman, William Gorham, James D. Krugman, Steven Roth and Alvin J. Siteman. The functions of the Compensation Committee include making recommendations to the Board of Directors of the Company regarding the salaries, bonuses, fringe benefits or compensation of any kind for the officers and directors of the Company. Until November 1996 when the Board of Directors assumed such functions, the Compensation Committee was also responsible for the administration of the Company's 1992 Employee Stock Option Plan (the "Employee Plan"), and determined the eligible persons who are to receive options under such plan, the number of shares to be subject to each option and the other terms and conditions upon which options under such plan were granted and made exercisable. During the year ended December 31, 1996, the Compensation Committee held one meeting. In January 1997, the Compensation Committee was reconstituted to consist of James D. Krugman, Sheldon Weinig and Russell B. Wight, Jr.

     The Company has not appointed a nominating committee of its Board of Directors.

DIRECTOR COMPENSATION

     Each director of the Company who is not an operating officer of the Company is entitled to receive compensation in the amount of $12,000 per annum and $1,000 per meeting of the Board of Directors attended by such director, plus reimbursement of his expenses.

     In November 1996, the Company supplemented its prior arrangements with Jerome Kalishman to provide that the appointment of him as Chairman of the Board of Directors, and his service in such position, would, during the period thereof, substitute for the Company's and his respective obligations undertaken in October 1995 in connection with the IMA Merger, under which Mr. Kalishman became Vice Chairman of the Board for a term expiring on December 9, 1998 at an annual salary of $100,000. Upon completion of the IMA Merger, the Company also entered into a consulting agreement with Mr. Kalishman pursuant to which the Company engaged Mr. Kalishman as a consultant in connection with the business of the Company for a two year term at an annual fee of $150,000. Such agreements are terminable by Mr. Kalishman at any time upon at least 60 days' written notice, and are terminable by the Company upon the failure of Mr. Kalishman to perform his duties thereunder owing to illness or other incapacity, if such failure continues for a period of six months, or for other cause (as defined in such agreements). Mr. Kalishman's arrangements with the Company include health insurance benefits and use of an automobile. In the event of Mr. Kalishman's death, such agreements terminate automatically. Mr. Kalishman has also entered into a non-competition agreement with the Company extending from the completion of the IMA Merger until the later of five years thereafter or two years after all service to the Company has ended.

     In November 1996, the Company and James D. Krugman amended the agreement, which became effective on December 9, 1992 upon the closing of the IGL Acquisition, pursuant to which Mr. Krugman served as Chairman of the Board, so as to provide that the Company would thereafter engage Mr. Krugman as consultant to the Company through November 1999. Under the amended arrangements, Mr. Krugman is paid annual amounts, through December 1998, of $100,000. In the event of Mr. Krugman's death, the agreement terminates automatically. Mr. Krugman may cancel the agreement at any time upon 60 days' written notice delivered to the Company, and the Company may terminate the agreement upon the failure of Mr. Krugman to perform his duties thereunder owing to illness or other incapacity, if such failure continues for a period of more than six months, or if Mr. Krugman commits any act in bad faith and to the material detriment of the Company or is convicted of a felony.

     Mr. Krugman also holds: (i) an option granted under the Company's 1992 Director Stock Option Plan (the "Director Plan") on December 13, 1993 covering 95,000 shares of Common Stock, exercisable for five years after grant at a per share price of $14.50, the closing price of the Common Stock on the NASDAQ National Stock Market on such date, and (ii) an option granted under the Director Plan on November 18, 1996 covering 100,000 shares of Common Stock, exercisable for three years after grant at a per share price of $7.19, the closing price of the Common Stock on the NASDAQ National Stock Market on such date.

     As a consequence of the assumption and exchange of options previously granted by IMA for options granted by the Company, on October 25, 1995 Alvin Siteman, who became a director of the Company upon consummation of the IMA Merger, held options covering 38,335 shares, at exercise prices ranging from $2.61 to $9.79 per share, calculated in accordance with the terms of the IMA Merger (see "Stock Plans" below). In January 1997, Mr. Siteman exercised options with respect to 7,667 shares, at an exercise price of $5.22.

     Anthony W. Hooper holds options covering 150,000 shares granted under the Director Plan in November 1996 in connection with his appointment as President of the Company and a director, in addition to options previously granted to him as an executive officer (see "Certain Agreements with Directors and Executive Officers" below). Except for the foregoing, no current director of the Company holds any options granted by the Company.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information with respect to compensation for each of the Company's last three completed fiscal years of the Company's Chief Executive Officer and each of the four other most highly-compensated executive officers during the most recent fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION                ------------
                               --------------------------------------------    SECURITIES
          NAME AND                                               OTHER         UNDERLYING     ALL OTHER
     PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(1)    OPTIONS(#)    COMPENSATION
-----------------------------  ----   --------   --------   ---------------   ------------   ------------
Anthony W. Hooper              1996   $264,604         --            --          150,000       $ 14,434(3)
  President and Chief          1995    235,000         --            --           25,000          2,405
  Executive Officer(2)         1994    220,000   $100,100       $53,968(4)        12,000         80,730
Jean-Paul Richard              1996    400,619         --            --               --          9,398(6)
  President and Chief          1995    400,000         --            --          100,000         12,542
  Executive Officer(5)         1994    400,000    264,000            --               --         83,405
Robert W. Affholder            1996    250,000         --            --               --         12,000(8)
  Senior Executive Vice        1995    229,167     75,000            --               --         11,531
  President(7)                 1994    225,000         --            --               --          3,509
William A. Martin              1996    186,764         --            --               --         17,049(9)
  Senior Vice President --     1995    175,000         --            --           10,000         14,707
  Chief Financial Officer      1994    165,334     51,709            --            8,000         15,623
Dale T. Harden                 1996    117,049         --            --           50,000         30,857(11)
  Senior Vice President --     1995         --         --            --               --             --
  Chief Operating Officer      1994         --         --            --               --             --
  of North American
  Contracting Operations(10)
Raymond Toth                   1996    139,853         --            --               --         12,973(13)
  Vice President -- Human      1995    126,353         --            --            8,000          5,113
  Resources(12)                1994    110,000     40,040        16,353(14)        8,000         53,286

---------------
 (1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

 (2) Mr. Hooper became President and Chief Executive Officer in November 1996, prior to which he was the Company's Senior Vice President -- Marketing and Technology.

 (3) Represents $6,000 in 401(k) contributions under the Company's 401(k) Profit-Sharing Plan (the "Restated Plan"), $6,000 in profit-sharing contributions under the Restated Plan, and $2,434 in term life insurance premiums.

 (4) Includes reimbursement for taxes in the amount of $43,509.

 (5) Mr. Richard resigned from the Company in November 1996.

 (6) Represents $6,000 in 401(k) contributions under the Restated Plan and $3,398 in term life insurance premiums.

 (7) Mr. Affholder became an Executive Oficer of the Company in October 1995 in connection with the IMA Merger. Prior to that time he served as Vice Chairman of IMA. Amounts shown for 1994 represent compensation from IMA, and amounts shown for 1995 include compensation from IMA and amounts paid pursuant to the agreements entered into by the Company with Mr. Affholder effective upon completion of the IMA Merger. See "Certain Agreements with Executive Officers" below.

 (8) Represents $6,000 in 401(k) contributions under the Restated Plan, and $6,000 in profit-sharing contributions under the Restated Plan.

 (9) Represents $6,000 in 401(k) contributions under such plan, $6,000 in profit-sharing contributions under the Restated Plan, and $5,049 in term life insurance premiums.

(10) Mr. Harden became an executive officer in June 1996.

(11) Represents $24,653 in relocation expenses, $4,404 in 401(k) contributions under the Restated Plan, and $1,800 in term life insurance premiums.

(12) Mr. Toth became an executive officer of the Company in February 1994.

(13) Represents $5,660 in 401(k) contributions under the Restated Plan, $5,660 in profit-sharing contributions under the Restated Plan, and $1,653 in term life insurance premiums.

(14) Represents reimbursement for taxes.

     Option Grant Table. The following table sets forth certain information regarding options granted by the Company during the year ended December 31, 1996 to the individuals named in the above compensation table:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                            Individual Grants                           Potential Realizable
                       ------------------------------------------------------------        Value at Assumed
                       Number of                                                        Annual Rates of Stock
                       Securities        % of Total                                      Price Appreciation
                       Underlying      Options Granted      Exercise                     for Option Term(1)
                        Options         to Employees         Price       Expiration     ---------------------
        Name           Granted(#)      In Fiscal Year        ($/sh)         Date           5%          10%
---------------------  ----------     -----------------     --------     ----------     --------     --------
Anthony W. Hooper....    100,000(2)          30.8%           $ 7.19        11/18/01     $198,646     $438,957
                          50,000(3)          15.4             15.00        11/18/02          -0-          -0-
Jean-Paul Richard....         --               --                --              --           --           --
Robert W.
  Affholder..........         --               --                --              --           --           --
William A. Martin....         --               --                --              --           --           --
Dale T. Harden.......     50,000(4)          15.4              9.13        06/03/01      126,123      278,698
Raymond Toth.........         --               --                --              --           --           --

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options are granted to their expiration date.

(2) Ten percent of such option becomes exercisable on the first anniversary of grant, twenty percent thereof on the second anniversary of grant, thirty percent thereof on the third anniversary of grant and forty percent thereof on the fourth anniversary of grant.

(3) Ten percent of such option becomes exercisable on the second anniversary of grant, twenty percent on the third anniversary thereof, thirty percent on the fourth anniversary thereof and forty percent on the fifth anniversary thereof.

(4) One quarter of such option became exercisable upon grant, with the remainder becoming exercisable in three equal annual installments thereafter.

     Aggregate Option Exercises and Year-End Option Table. The following table sets forth certain information regarding exercises of stock options, and stock options held as of December 31, 1996, by the individuals named in the above compensation table:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT               IN-THE-MONEY OPTIONS
                              SHARES                           FISCAL YEAR-END(#)             AT YEAR-END($)(1)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Anthony W. Hooper.........       --              --           96,500        165,500             --         18,500
Jean-Paul Richard.........       --              --          300,000             --             --             --
Robert W. Affholder.......       --              --               --             --             --             --
William A. Martin.........       --              --           26,000          7,000             --             --
Dale T. Harden............       --              --           12,500         37,500             --             --
Raymond Toth..............       --              --           10,000          6,000             --             --

---------------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date or at year-end, as the case may be, minus the exercise price.

STOCK PLANS

     In June 1992, the stockholders of the Company approved the Employee Plan, under which options to purchase an aggregate of 500,000 shares of Common Stock (as subsequently increased) were subject to grants to key employees who are not directors (including executive officers), and the Director Plan, under which options to purchase an aggregate of 500,000 shares of Common Stock may be granted to directors of the Company (including executive officers), as previously adopted by the Board of Directors. In June 1994, the stockholders of the Company approved an increase in the number of authorized shares of Common Stock available for issuance under the Employee Plan to 1,000,000 shares.

     Both the Employee Plan and the Director Plan are, since November 1996, administered by the Board of Directors, which is empowered to determine the persons who are to receive options, the number of shares to be subject to each option and whether such options will be incentive stock options or non-qualified stock options. Pursuant to amendments to the Employee Plan adopted in April 1994, the Board of Directors may authorize a committee of the Board constituted for such purpose to allocate options approved in the aggregate by the Board of Directors among employees who are not officers. The exercise price of an option under either the Employee Plan or the Director Plan may not be less than the lesser of the fair market value of the Common Stock on the date of grant of the option, or the tangible book value per share of Common Stock as of the end of the fiscal quarter of the Company immediately preceding the grant, provided that no incentive stock option may be granted at an option price which is less than the market value per share of the Common Stock on the date of grant.

     In October 1995, in connection with the consummation of the IMA Merger, the Company assumed options (the "IMA Options") previously granted under the IMA Stock Option Plan upon the same terms and conditions as contained under such plan, except that: (i) each IMA Option became exercisable for that number of shares of the Company's Common Stock into which the number of shares of IMA Class A Common Stock subject to such option immediately prior to the IMA Merger would have been convertible in such transaction if such shares had been outstanding, and (ii) the option price per share of the Company's Common Stock was adjusted to an amount obtained by dividing (x) the exercise price per share in effect on such date times the number of shares of IMA Class A Common Stock previously covered by such IMA Option, by (y) the number of shares of the Company's Common Stock covered by such option as so assumed. As a result of such arrangements, the Company assumed options covering an aggregate of 449,236 shares of Common Stock 384,109 shares of which were covered by options outstanding at April 1, 1997.

CERTAIN AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The Company's arrangements with Anthony W. Hooper, under which Mr. Hooper became President and Chief Executive Officer in November 1996, provide for an initial annual base salary of $325,000, in addition to bonus payments in an amount up to 50% of base salary. Under such arrangements, and upon appointment of Mr. Hooper to the Company's Board of Directors, the Company granted to Mr.
Hooper: (x) a five-year option under the Director Plan, covering 100,000 shares of Common Stock exercisable at a per share price of $7.19 (equal to the closing price of the Common Stock, as quoted on the Nasdaq National Stock Market on the date of grant), which becomes exercisable with respect to 10%, 20%, 30% and 40% of the number of shares covered on the first through fourth anniversaries, respectively, of the date of grant, and (y) an additional six-year option under such plan, covering 50,000 shares of Common Stock exercisable at a per share price of $15.00, which becomes exercisable with respect to 10%, 20%, 30% and 40% of the number of shares covered on the second through fifth anniversaries, respectively, of the date of grant. Such options are in addition to options theretofore granted to Mr. Hooper as an executive officer of the Company, and become immediately exercisable in the event of specified changes in control of the Company.

     Under such arrangements, and consistent with the Company's prior arrangements with Mr. Hooper under which he became an executive officer in November 1993, the Company also provides Mr. Hooper with a car allowance, reimbursement for one country club membership and medical and life insurance benefits. Consistent with the prior arrangements, in the event Mr. Hooper's employment is terminated by the Company other than for cause, the Company would be obligated to pay him amounts equal to twelve months base salary.

     The Company's prior arrangements with Jean-Paul Richard, under which Mr. Richard became President and Chief Executive Officer in November 1993 and served until his resignation in November 1996, in addition to base salary provided for bonus payments in an amount per annum up to 75% of base salary, conditioned on fulfilling performance criteria. As an inducement to his accepting employment with the Company, the Board of Directors authorized the grant to Mr. Richard of a five-year option covering 300,000 shares of Common Stock, issuable upon exercise of such option at a per share price of $16.25 (equal to the closing price of the Common Stock as quoted on the NASDAQ National Stock Market on the date of grant). Such option vested and became exercisable through the option term with respect to 50,000 shares upon commencement of employment, and with respect to the remainder of such shares in October 1995 upon consummation of the IMA Merger and the election of a Board of Directors of the Company other than pursuant to the terms of the IGL Acquisition. The Company's arrangements with Mr. Richard provided that in the event Mr. Richard's employment with the Company was terminated other than for cause, the Company would be obligated to pay severance to Mr. Richard in an amount equal to two years' base salary.

     The Company's arrangements with Robert W. Affholder, entered into in October 1995 in connection with the IMA Merger, provided for Mr. Affholder initially to serve as Senior Vice President -- Chief Operating Officer of North American Contracting Operations of the Company, and currently as Senior Executive Vice President, over a term of three years at an annual salary of $250,000. In the event of Mr. Affholder's death, such arrangements terminate automatically, and are terminable by the Company upon the failure of Mr. Affholder to perform his duties thereunder owing to illness or other incapacity, if such illness continues for a period of six months, or for other cause (as defined in such agreement). Mr. Affholder's arrangements with the Company entitle him to participate in medical and other employee benefit plans and to the use of an automobile. Mr. Affholder has also entered into a non-competition agreement with the Company extending from the completion of the IMA Merger until the later of five years thereafter or two years after all service to the Company has ended.

     In connection with the commencement of his employment as chief financial officer of the Company, the Company extended a severance arrangement to William
A. Martin pursuant to which, in the event of termination of employment by the Company without cause, the Company will deliver six months' prior notice thereof plus payments equal in amount to six months' base salary.

     The Company's arrangements with Dale T. Harden, in connection with his employment as Senior Vice President in June 1996, provide for an initial annual base salary of $215,000 with a guaranteed bonus opportunity for 1995 equal to 50% of base salary (pro rated over the period of employment during such year) and subject to a maximum of 75% of base salary in subsequent years. Under such arrangements, the Company also granted to Mr. Harden a five-year option under the Employee Plan covering 50,000 shares of Common Stock, exercisable at a per share price of $9.13 (equal to the closing price of the Common Stock as quoted on the Nasdaq National Stock Market on the date of grant). The Company's arrangements with Mr. Harden provide for the Company to extend relocation assistance to him, together with a car allowance, a social club membership and customary welfare benefits.

PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's Common Stock to the S&P 500 Index and a Composite Peer Group Index for the past five years. The Composite Peer Group Index is comprised of Insituform East Incorporated, Utilix Corporation, Michael Baker Corporation, Bannister Foundation, Inc., Granite Construction, Inc., MYR Group, Inc. (formerly The LE Meyers Co. Group) and J. Ray McDermott, S.A. (weighted by market capitalization). The graph assumes that $100 was invested in the Company's Common Stock and each Index on December 31, 1991 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                                        'INSITUFORM
        MEASUREMENT PERIOD             TECHNOLOGIES,                          COMPOSITE PEER
      (FISCAL YEAR COVERED)                INC.'           S&P 500 INDEX        GROUP INDEX
1991                                     100.00              100.00              100.00
1992                                     128.30              107.62               89.58
1993                                      61.64              118.46               93.24
1994                                      58.49              120.03               83.89
1995                                      58.49              165.13              108.49
1996                                      37.11              203.05              126.04

     Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act 1934 which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding performance graph and the report that follows shall not be deemed incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

     During the year ended December 31, 1996, the Compensation Committee was composed of James D. Krugman, who held the position of Chairman of the Board of the Company through November 1996, and Messrs. Biddelman, Gorham, Roth and Siteman, who were not executive officers of the Company. The Compensation Committee of the Board of Directors of the Company makes recommendations to the Board of Directors of the Company regarding the compensation arrangements for executive officers of the Company, including the Company's Chief Executive Officer, and, until November 1996 (when the Board of Directors assumed such function), administered the Company's stock-based employee compensation plans.

     The objectives of the Compensation Committee in formulating the Company's executive compensation program are: (i) to offer levels of compensation which are competitive with those offered by other companies in similar businesses;
(ii) to compensate executives based on each executive's level of responsibility and contribution to the Company's business goals; (iii) to link compensation with the Company's financial performance; and (iv) to align the interests of the Company's executives with the interests of the Company's stockholders.

     During the fiscal year ended December 31, 1996, the achievement of the foregoing objectives was directed to support the continuing consolidation of the operations of the Company following the consummation of the IMA Merger. As a result of the Company's hiring efforts in furtherance thereof, during such year the Company entered into employment arrangements with Dale T. Harden, who became Senior Vice President in June 1996 and assumed responsibility as Chief Operating Officer of North American Contracting Operations in August, and with Robert L. Kelley, who became General Counsel in May 1996, which established levels of compensation for the remainder of the year. In addition, in November 1996, following the resignation of Jean-Paul Richard as President and Chief Executive Officer, the Company entered into new arrangements with Anthony W. Hooper in connection with his assumption of such position, which established his compensation for the remainder of the year. Pursuant to the terms of the IMA Merger, Robert W. Affholder remained employed as an executive officer under an employment agreement governing his compensation.

     The compensation program for the Company's executives, including its Chief Executive Officer, consists of: (i) base salary; (ii) bonuses; and (iii) stock options. Since the majority of the Company's executive management has been engaged or promoted during the two most recent fiscal years, compensation has in large part resulted from the foregoing arrangements negotiated in connection with their assumption of responsibilities with the Company.

     (i) Base Salary. The Compensation Committee determines executive base salaries by level of responsibility, individual performances and the Company's performance, as well as by the need to provide a competitive package that allows the Company to retain key executives. At the commencement of each year, the Chief Executive Officer, in consultation with key executives, establishes individual performance objectives for the ensuing year. After reviewing individual and Company performance and available information on salaries at other companies of similar size (with particular focus on other construction-based operations), the Chief Executive Officer makes recommendations to the Compensation Committee concerning the base salaries of executive officers. The Compensation Committee reviews and, with any changes it deems appropriate, approves these recommendations for submission to the Board of Directors. Using the same review process, the Compensation Committee makes decisions pertaining to the Chief Executive Officer. During the year ended December 31, 1996, remuneration as Chief Executive Officer to Mr. Richard was $425,000 per annum, an increase over the level established in connection with the commencement of his employment in November 1993. Upon assumption by Mr. Hooper of the office of President and Chief Executive Officer in November 1996, Mr. Hooper's base salary of $245,000 per annum as Senior Vice
President -- Marketing and Technology was adjusted to $325,000 pursuant to his new employment arrangements.

     (ii) Cash Bonuses. Under historical guidelines designed to motivate and reward key management personnel through the award of cash bonuses, the Chief Executive Officer and executive officers who report to the Chief Executive Officer, including those engaged during the last fiscal year, are eligible for bonuses of up to approximately 50% of base salary. Such guidelines provide for an award of cash bonuses based on the achievement of corporate goals recommended by senior executive management and approved by the Board of Directors (which in the most recently completed year were weighted in the Company's program to account for approximately 70% of overall quantitative criteria), individual objectives established for executive management by the Compensation Committee in discussions with the Chief Executive Officer (which in the most recently completed year were weighted in the Company's program to account for approximately 30% of overall quantitative criteria), and an evaluation of executive management by the Compensation Committee.

     (iii) Stock Options. The primary purpose of the Company's stock option program is to align the interests of the Company's executive officers more closely with the interests of the Company's stockholders by offering the executives an opportunity to benefit from increases in the market price of the Common Stock. The Company's stock option program provides long-term incentives that have enabled the Company to attract and retain key employees by encouraging their ownership of the Company Common Stock. In connection with attracting new executive management, the Compensation Committee has typically authorized the grant of options effective upon commencement of employment.

     The Company's current executive officers, collectively, hold options under the Employee Plan and, in the case of Mr. Hooper, under the Director Plan. During the year ended December 31, 1996, the Company authorized option grants to officers named in the Summary Compensation Table under "Executive Compensation" above covering 200,000 shares of Common Stock, representing options with respect to approximately 61% of the Common Stock covered by options granted that year under all plans. All of the options granted to such officers were granted either in connection with new hires or (in the case of Mr. Hooper) in connection with his assumption of additional responsibilities. In defining the limits of option grants and in selecting individual officers for options and determining the terms thereof, the Company may take into consideration any factors it deems relevant, including present and potential contributions to the success of the Company.

                            ------------------------

     Section 162(m) ("Section 162") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits federal income tax deductions for compensation paid after 1993 to the Chief Executive Officer and the four other most highly compensated officers of the Company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company has not adopted an absolute policy regarding Section 162 and is currently studying the implications of Section 162 on its compensation programs. In making compensation decisions, the Company will consider the net cost of compensation to it and whether it is practicable and consistent with other compensation objectives to qualify the Company's incentive compensation under the applicable exemption of Section 162. The Company anticipates that deductibility of compensation payments will be one among a number of factors used in ascertaining appropriate levels or modes of compensation, and that the Company will make its compensation decision based upon an overall determination of what it believes to be in the best interests of its stockholders.

     The foregoing report on executive compensation is provided by the following directors, who constituted the Compensation Committee during 1996:

                                                         James D. Krugman
                                                         Paul A. Biddelman
                                                         William Gorham
                                                         Steven Roth
                                                         Alvin J. Siteman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1996, the Company's Compensation Committee consisted of James D. Krugman, Paul Biddelman, William Gorham, Steven Roth and Alvin J. Siteman.

     James D. Krugman, in addition to Howard Kailes, Secretary of the Company, are members of the law firm of Krugman Chapnick & Grimshaw LLP. During the year ended December 31, 1996, Krugman Chapnick & Grimshaw LLP received fees for legal services rendered to the Company of $815,000, together with reimbursement of out-of-pocket expenses of $151,000. It is expected that Krugman Chapnick & Grimshaw LLP will continue to render legal services to the Company in the future.

     In order to finance a portion of the purchase price for its acquisition of Insituform Midwest, Inc., in July 1993 the Company sold its 8.5% senior subordinated note in the principal amount of $5 million (the

"Subordinated Note"), and related warrants exercisable with respect to 350,877 unregistered shares of Common Stock, to Hanseatic Corporation ("Hanseatic"), which Hanseatic holds for discretionary customer accounts and an affiliate, as described under "Information Concerning Certain Stockholders" below. Paul Biddelman is Treasurer of Hanseatic. Prior to its prepayment in February 1997, the Subordinated Note required quarterly payments of interest at 8.5% per annum and installments of principal in the amount of $1 million on each of the fifth through eighth anniversary dates of closing, with the entire remaining principal due nine years after closing. The Subordinated Note was subordinated to bank and other institutional financing, and purchase money debt incurred in connection with acquisitions of businesses, and was prepayable at the option of the Company, at premiums until the fifth anniversary of closing ranging from 3% to 1% of the amount prepaid ($100,000 paid upon prepayment in February 1997). During the year ended December 31, 1996, the Company paid to Hanseatic $425,000 in interest on the Subordinated Note. In February 1997, the Company prepaid all amounts outstanding under the Subordinated Note. The warrants remain exercisable, at the election of the holder, through July 26, 1998, at a price per share of Common Stock of $14.25, and such shares are entitled to demand and incidental registration rights.

     Steven Roth is a member of a partnership which holds certain registration rights extended by the Company. See "Other Information Concerning Nominees for Director, Directors, Officers and Stockholders" below.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

     The following table sets forth certain information as of May 1, 1997 with respect to the number of shares of Common Stock owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company who owned beneficially any shares of Common Stock, (iii) each executive officer of the Company named in the Summary Compensation Table under "Executive Compensation" above, and (iv) all directors and executive officers of the Company as a group:

                                                                 NUMBER OF SHARES
                                                                  OF COMMON STOCK        PERCENT
                        BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)     OF CLASS
    ---------------------------------------------------------  ---------------------     --------
    Jerome and Nancy F. Kalishman
      17988 Edison Avenue
      Chesterfield, Missouri 63005...........................        3,097,848(2)          11.5%
    T. Rowe Price Associates, Inc.
      100 East Pratt Street
      Baltimore, Maryland 21202..............................        2,667,825(3)           9.9
    Interstate Properties
      Park 80 West-Plaza Two
      Saddle Brook, New Jersey 07663(4)......................        1,660,072              6.2
         David Mandelbaum
           80 Main Street
           West Orange, New Jersey 07052.....................        1,660,072(5)           6.2
         Steven Roth
           Park 80 West-Plaza Two
           Saddle Brook, New Jersey 07663....................        1,670,072(5)           6.2
         Russell B. Wight, Jr.
           Park 80 West-Plaza Two
           Saddle Brook, New Jersey 07663....................        1,664,744(5)           6.2
    Robert W. Affholder......................................        1,307,858(6)           4.9
    Paul A. Biddelman........................................          380,877(7)           1.4
    Brian Chandler(8)........................................          183,590                 (9)
    Douglas K. Chick(8)(10)..................................          917,231              3.4
    William Gorham...........................................            9,425(11)             (9)
    James D. Krugman.........................................          278,664(12)          1.0
    Alvin J. Siteman.........................................          246,190(13)             (9)
    Silas Spengler...........................................            2,000                 (9)
    Sheldon Weinig...........................................           12,099                 (9)

                                                                 NUMBER OF SHARES
                                                                  OF COMMON STOCK        PERCENT
                        BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)     OF CLASS
    ---------------------------------------------------------        ---------             ----
    Anthony W. Hooper........................................          114,800(14)             (9)
    Jean-Paul Richard........................................          310,000(15)          1.1
    William A. Martin........................................           28,000(16)             (9)
    Dale T. Harden...........................................           12,500(16)             (9)
    Raymond Toth.............................................           12,000(16)             (9)
    Directors and Executive Officers as a group (19
      persons)...............................................        8,189,755(17)         29.5

---------------
 (1) Except as otherwise indicated, as of May 1, 1997 all of such shares are owned with sole voting and investment power.

 (2) Represents: (i) 146,159 shares beneficially owned by Jerome and Nancy F. Kalishman as tenants by the entirety, (ii) 2,869,274 shares beneficially owned by Xanadu Investments, L.P. (the general partners of which are The Jerome Kalishman Revocable Trust, as to which Jerome Kalishman acts as trustee, and The Nancy F. Kalishman Revocable Trust, as to which Nancy F. Kalishman acts as trustee), and (iii) 82,415 shares (the "Fund Shares") beneficially owned by Jerome Kalishman, as trustee of The Jerome and Nancy Kalishman Family Fund; Nancy F. Kalishman disclaims beneficial ownership of the Fund Shares. Excludes: (i) 302,463 shares beneficially owned with sole voting and investment power by John Kalishman, (ii) 302,463 shares beneficially owned with sole voting and investment power by James Kalishman, (iii) 302,462 shares beneficially owned with sole voting and investment power by Susan Kalishman, (iv) 302,463 shares beneficially owned with sole voting and investment power by Thomas Kalishman and (v) 115,000 shares held by The Jerome and Nancy F. Kalishman Irrevocable Grandchildren's Trust, as to which John, James, Susan and Thomas Kalishman (all of whom are children of Jerome and Nancy F. Kalishman) act as co-trustees and have shared voting and investment power; Jerome and Nancy
     F. Kalishman disclaim beneficial ownership of such shares.

 (3) Includes 1,087,125 shares beneficially owned by T. Rowe Price New Horizons Fund, Inc. (the "Fund"), a registered investment company. In a Statement on
     Schedule 13G, as amended, filed with the Securities and Exchange Commission, T. Rowe Price Associates, Inc. ("Associates"), a registered investment advisor, and the Fund have reported that Associates has sole investment power over all such 2,667,825 shares, and that Associates and the Fund have sole voting power over, respectively, 355,700 shares and 1,087,125 shares.

 (4) In a Statement on Schedule 13D filed with the Securities and Exchange Commission by Interstate Properties and its partners, such parties have reported that Interstate Properties is a general partnership consisting of David Mandelbaum, Steven Roth and Russell B. Wight, Jr.

 (5) Includes 1,660,072 shares beneficially owned by Interstate Properties.

 (6) Includes 3,000 shares beneficially owned by Mr. Affholder as trustee of the Robert W. and Pamela Rae Affholder Grandchildren's Trust.

 (7) Includes 350,877 shares issuable pursuant to currently exercisable warrants granted by the Company to Hanseatic and held for discretionary customer accounts and for an affiliate in which Hanseatic is the indirect managing member. Mr. Biddelman is Treasurer of Hanseatic and, accordingly, would hold shared voting and investment power in the event of exercise of such warrants. See "Compensation Committee Interlocks and Insider Participation."

 (8) Represents 183,590 shares of Common Stock beneficially owned by Ringwood Limited ("Ringwood"), a holding company whose shareholders are Mr. Chandler and Barford Limited, as trustee of the Anthony Basmadjian Settlement ("Barford"), and held with shared voting and investment power with Mr. Chandler, Barford and, as a result of the arrangements described under footnote (10), Mr. Chick.

 (9) Less than one percent.

(10) Represents 183,590 shares of Common Stock beneficially owned by Ringwood Limited, in which Barford is a shareholder (see footnote(8)), and 733,641 shares of Common Stock beneficially owned by

     Parkwood Limited, as trustee of the Anthony Basmadjian "P" Settlement ("Parkwood"). The shares beneficially owned by Barford and Parkwood are held with shared voting and investment power with Mr. Chick under oral agreements pursuant to which Barford and Parkwood, respectively, will not vote or dispose of any securities of the Company without the written approval of Mr. Chick having first been obtained. Such parties have reported that the settlor of the settlements as to which Barford and Parkwood, respectively, act as trustees has further expressed his wishes to the effect that the powers of trustee be exercised in consultation with Mr. Chick with due regard to any suggestions made, and that, accordingly, Mr. Chick has an informal ability to influence decisions of Barford and Parkwood, respectively, regarding securities of the Company held by them as trustees, but, under governing law, no right to enforce such settlements, respectively, so as to override or compel the trustees or the councillors who nominate beneficiaries in the exercise of a trust power or discretion in a particular manner.

(11) Represents 9,425 shares jointly owned with Gail Gorham, Mr. Gorham's wife.

(12) Includes 195,000 shares issuable upon exercise of stock options granted by the Company and exercisable at May 1, 1997, 40,364 shares held by a general partnership whose managing partner is James D. Krugman and 33,300 shares, as to which Mr. Krugman holds shared voting and investment power, held by a general partnership in which Mr. Krugman's mother has an interest.

(13) Represents: (i) 210,348 shares held by Mr. Siteman as trustee of the Alvin
     J. Siteman Revocable Trust; (ii) 5,174 shares held by Mr. Siteman as trustee of trusts for the benefit of members of his immediate family; and
     (iii) 30,668 shares issuable upon exercise of stock options granted by the Company and exercisable at May 1, 1997.

(14) Includes 99,500 shares issuable upon exercise of stock options granted by the Company and exercisable at May 1, 1997.

(15) Includes 300,000 shares issuable upon exercise of stock options granted by the Company and exercisable at May 1, 1997.

(16) Represents shares issuable upon exercise of stock options granted by the Company and exercisable at May 1, 1997.

(17) Includes 816,461 shares issuable upon exercise of stock options granted by the Company and exercisable at May 1, 1997 and currently exercisable warrants held by Hanseatic.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of copies of reports received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, and the written representations of its incumbent directors and officers, and holders of more than ten percent of any registered class of the Company's equity securities, the Company believes that during 1996 all filing requirements applicable to its directors, officers and ten percent holders under said section were satisfied, except that William Gorham reported on a Form 5 filed subsequent to the due date thereof one open market sale of 5,750 shares of Common Stock required to have been reported earlier on Form 4.

OTHER INFORMATION CONCERNING NOMINEES FOR DIRECTOR, DIRECTORS, OFFICERS AND STOCKHOLDERS

     In connection with the IGL Acquisition, and so as to enable the IGL Acquisition to qualify as a pooling-of-interests under United States generally accepted accounting principles, the Company, Brian Chandler, Douglas K. Chick, Parkwood and Ringwood entered into an agreement dated July 3, 1992 pursuant to which a prior pledge agreement extended by Messrs. Chandler and Chick and Parkwood, covering Ordinary Shares of IGL and securing a promissory note from Mr. Chandler and Parkwood to the Company were, together with Mr. Chick's guaranty of such note, cancelled, and in exchange Messrs. Chick and Chandler and Ringwood executed and delivered to the Company a substitute stock pledge agreement (the "New Pledge Agreement"), and Ringwood executed and delivered to the Company a secured non-recourse promissory note in the initial principal amount of $3,623,842.40 (the "Non-Recourse Note"). Messrs. Chandler and Chick are both directors of the Company and, together with Parkwood, Ringwood and Barford, are members of a group (the

"Ringwood Group"), within the meaning of Section 13(d) of Securities Exchange Act of 1934, which, during the year ended December 31, 1996, previously held in excess of 5% of the outstanding Common Stock.

     The Non-Recourse Note bore interest at a rate per annum equal to 2 1/2% above the prime rate from time to time in effect at Citibank, N.A. and was originally due July 3, 1995. In May 1995, the maturity date was extended by one year to July 3, 1996 (the "Maturity Date"), and in December 1995 the interest payment otherwise due in January 1996 was postponed to be due on a date (the "Extension Date") no later than 30 days after the date of first publication of the Company's operating results covering at least a 30-day period after consummation of the IMA Merger. Pursuant to the New Pledge Agreement, and as security for the Non-Recourse Note, Ringwood and Messrs. Chick and Chandler pledged to the Company 255,801 shares of class B common stock, $.01 par value, of the Company beneficially owned by them (which, in connection with the IGL Acquisition and in accordance with their terms, were converted into shares (the "Pledged Shares") of Common Stock on a share-for-share basis). At the Extension Date, Ringwood had defaulted in the payment to the Company of its interest payment postponed as aforesaid, and on the Maturity Date had defaulted in payment of the principal amount of the Non-Recourse Note. Effective in August 1996, the Company foreclosed on the Pledged Shares in full satisfaction of the obligation of Ringwood and Messrs. Chandler and Chick under the Non-Recourse Note and the New Pledge Agreement.

     In December 1995, in exchange for payment in the amount of $250,000, the Company obtained an option from Sound Pipe Limited ("SPL"), a company affiliated with Messrs. Chandler and Chick, for a three-month period to evaluate certain pipe rehabilitation technologies developed by SPL and, at the election of the Company, to negotiate a license agreement from SPL providing for the commercialization of such technologies by the Company. SPL, as guaranteed by Messrs. Chandler and Chick, further agreed that, in the event the Company elected not to pursue such transaction, such payment would be refunded to the Company. The Company elected not to pursue any such license and, accordingly, in March 1996, SPL returned such amount to the Company. Later in 1996 and again in early 1997, SPL again approached the Company to discuss any potential interest in SPL's technology. The Company again declined any interest. As a result of the Company's election not to pursue any such license, there is no guarantee that this technology will not be licensed to competitors or potential competitors of the Company.

     The Company and Messrs. Chandler and Chick and their affiliates have addressed the application, if any, of certain commitments alleged by IGL (which was acquired by the Company in 1992) to have been made by Mr. Chandler in 1983 requiring him, through November 1993, to offer free of cost to IGL any new ideas, inventions and technology for which Mr. Chandler was responsible. Mr. Chandler had previously taken the position, in a Statement on Schedule 13D filed in 1989 with respect to shareholdings in IGL by the Ringwood Group, that such commitments are not enforceable. The Company has acknowledged Mr. Chandler's position, but has not formally agreed or disagreed with it. The Company will submit any definitive arrangements regarding transactions with Messrs. Chandler and Chick and their affiliates for review and approval by a majority of the disinterested members of the Company's Board of Directors, which will include consideration of any legal issues concerning such technologies. There can be no assurance that the Company would have access to any technology developed by Messrs. Chandler and Chick and their affiliates on favorable terms or at all, or would be in a position to prevent the conduct of potentially competing activities utilizing such developments.

     As principal stockholders of IGL, the members of the Ringwood Group and Interstate Properties, in connection with the IGL Acquisition, received certain registration rights covering the shares of Common Stock issued in exchange for their Ordinary Shares of IGL, and all other shares of Common Stock held by them. Such agreement terminates in December 1998. Under such agreement, a stockholder may demand registration under the Securities Act of 1933 on one occasion (unless the Company is entitled to use a registration statement on Form S-3, in which case each stockholder is entitled to three demand registrations) of no less than 500,000 shares of Common Stock. In addition, the stockholders are entitled to incidental registration rights, during the term of such agreement, with respect to the shares of Common Stock beneficially owned by them.

     As principal stockholders of IMA, Robert W. Affholder, a director of the Company, and Xanadu Investments, L.P. (the general partners of which are The Jerome Kalishman Revocable Trust, as to which Jerome Kalishman, Chairman of the Board and a director of the Company, acts as trustee, and The Nancy F. Kalishman Revocable Trust, as to which Nancy F. Kalishman acts as trustee), in connection with the IMA Merger, received certain registration rights covering the shares of Common Stock issued in exchange for the IMA Class A Common Stock held by them. Such agreement terminates in December 1998. Under such agreement a stockholder may demand registration under the Securities Act of 1933 on one occasion (unless the Company is entitled to use a registration statement on Form S-3, in which case each stockholder is entitled to three demand registrations) of no less than 500,000 shares of Common Stock. In addition, the stockholders are entitled to incidental registration rights, during the term of such agreement, with respect to the shares of Common Stock beneficially owned by them.

     A subsidiary of the Company is party to a tunnelling equipment lease agreement with A-Y-K-E Partnership, in which Messrs. Kalishman and Affholder are partners. Such agreement covers equipment held by such partnership for lease both to the Company's subsidiary and other parties, as available, and is terminable upon 30 days prior notice by either such partnership or the Company's subsidiary. During the year ended December 31, 1996, such partnership was paid $384,575 under such arrangements, $29,050 of which was attributable to equipment overhaul invoiced on a cost pass-through basis.

     See "Compensation Committee Interlocks and Insider Participation" above for information concerning legal services rendered to the Company by the firm in which James D. Krugman, a director of the Company, and Howard Kailes, Secretary of the Company, are members, and concerning a company in which Paul A. Biddelman, a director of the Company, is treasurer, which held the Company's 8.5% senior subordinated note until prepayment in February 1997.

                  II.  RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ending December 31, 1997. Such firm has audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1996. The Board of Directors considers Arthur Andersen LLP to be eminently qualified.

     One or more representatives of Arthur Andersen LLP will attend the Meeting, will have an opportunity to make a statement and will respond to appropriate questions from stockholders.

     On July 17, 1996, the Company engaged Arthur Andersen LLP as its independent accountants after dismissing its former independent auditors, BDO Seidman, LLP. The report of the Company's former independent auditors on the Company's financial statements for the fiscal year prior thereto did not contain any adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with the Company's prior independent auditors during the prior fiscal year or any subsequent interim period prior to July 17, 1996 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior independent auditors, would have caused them to make reference in connection with their report to the subject matter of their disagreement. The Company's decision to change independent auditors was recommended by the audit committee of its Board of Directors and approved by its Board of Directors.

                              III.  OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                               IV.  MISCELLANEOUS

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. If no directions are indicated in such proxy, the shares represented thereby will be voted FOR the election of the four Class II nominees proposed by the Board of Directors. Any proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company prior to the actual vote at the Meeting. The casting of a later dated ballot or proxy at the Meeting by a stockholder who may theretofore have given a proxy will have the effect of revoking the initial proxy.

     All costs relating to the solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for the reasonable expenses in sending soliciting material to their principals. The Company has also engaged Morrow & Co. Inc., 345 Hudson Street, New York, New York 10011, to aid in the solicitation of proxies with respect to the Meeting for a fee estimated at $7,500 plus reimbursement for reasonable and customary out-of-pocket expenses.

     It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company by February 6, 1998 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting.

                                          HOWARD KAILES,
                                          Secretary

Memphis, Tennessee
June 6, 1997

                         INSITUFORM TECHNOLOGIES, INC.

                              CLASS A COMMON STOCK

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Stockholders of Insituform Technologies, Inc. (the "Company") to be held at The New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York on Tuesday, July 15, 1997 at 10:00 A.M., local time, and the Proxy Statement in connection therewith and (2) appoints Anthony W. Hooper, William
A. Martin and Robert L. Kelley and each of them his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of Class A Common Stock, $.01 par value, of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

[X]  PLEASE MARK YOUR
     VOTE AS IN THIS
     EXAMPLE

(a) Election of Class II Directors:

             FOR                            WITHHOLD            NOMINEES: Robert W. Affholder,
 ALL CLASS II NOMINEES LISTED               AUTHORITY                     Paul A. Biddelman,
AT RIGHT (EXCEPT AS MARKED TO            TO VOTE FOR ALL                  Douglas K. Chick and
     THE CONTRARY BELOW).            NOMINEES LISTED AT RIGHT.            Steven Roth

              [ ]                              [ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee as a Class II Director, write that nominee's name in the space provided below.)

_______________________________________________________________________________

(b) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO HEREON.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, all of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SIGNATURE: _____________________________      DATED: _______________________
            (and TITLE, if applicable)

SIGNATURE: _____________________________      DATED: _______________________
(if held    (and TITLE, if applicable)
 jointly)

Please date this proxy and sign your name exactly as it appears herein. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.